EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form SB-2/A (Pre-Effective Amendment No.1) of MicroChannel Technologies Corporation ("the Company") of our report dated September 14, 2007, on our audit of the balance sheets of the Company as of August 31, 2007 and 2006, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended, and the cumulative period from February 28, 2005 (inception) to August 31, 2007.  We also consent to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated September 14, 2007, contains an explanatory paragraph that states that the Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peterson Sullivan PLLC

December 5, 2007

Seattle, Washington